                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                         ADVANCED LOGIC RESEARCH, INC.
                                      AT
                             $15.50 PER SHARE, NET
                                      BY
                        DEUCE ACQUISITION CORPORATION,
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                              GATEWAY 2000, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON TUESDAY, JULY 22, 1997, UNLESS THE OFFER IS EXTENDED.


                                                                  June 24, 1997
To Our Clients:

  Enclosed for your consideration is an Offer to Purchase, dated June 24, 1997 (the "Offer to Purchase"), and a related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Deuce Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Gateway 2000, Inc., a Delaware corporation (the "Parent"), to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Advanced Logic Research, Inc., a Delaware corporation (the "Company"), at a price of $15.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase. Also enclosed is the letter to stockholders of the Company from Eugene Y. Lu, Chairman of the Board, President and Chief Executive Officer of the Company, together with the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

  We are (or our nominee is) the holder of record of Shares held by us for your account. A TENDER FOR SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

  We request instructions as to whether you wish us to tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

  Your attention is invited to the following:

    1. The tender price is $15.50 per Share, net to the seller in cash.

    2. The Offer is being made for all outstanding Shares.

    3. The Board of Directors of the Company unanimously has determined that each of the Offer and the Merger pursuant to the Offer (as defined in the Offer to Purchase) is fair to, and in the best interests of, the Company's stockholders and recommends that stockholders of the Company accept the Offer and tender their Shares.

    4. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 22, 1997, UNLESS THE OFFER IS EXTENDED.

    5. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING OF THE COMPANY ON A FULLY DILUTED BASIS AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THE OFFER TO PURCHASE.

    6. Stockholders who tender Shares will not be obligated to pay brokerage commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Deutsche Morgan Grenfell Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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

                    INSTRUCTIONS WITH RESPECT TO THE OFFER
          TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                         ADVANCED LOGIC RESEARCH, INC.
                                      BY
                        DEUCE ACQUISITION CORPORATION,
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                              GATEWAY 2000, INC.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase of Deuce Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Gateway 2000, Inc., a Delaware corporation, dated June 24, 1997, and the related Letter of Transmittal relating to shares of common stock, par value $.01 per share (the "Shares"), of Advanced Logic Research, Inc., a Delaware corporation.

  This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

                                                        SIGN HERE
   NUMBER OF SHARES TO BE TENDERED:*


                                          _____________________________________
                  SHARES


                                          _____________________________________

                                                      Signature(s)


Account Number:________________________   _____________________________________


Dated: __________________________, 1997   _____________________________________
                                          Please print name(s) and address(es)
                                          here

                                          _____________________________________
                                          Tax Identification or Social
                                          Security Number

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*  Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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